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                                                                     EXHIBIT 4.2

                             INCENTIVE STOCK OPTION

                  THIS INCENTIVE STOCK OPTION, granted this ____ day of _______, 19___, by Wells-Gardner Electronics Corporation, an Illinois corporation
(the "Company"), to ______ (the "Optionee").

                                  WITNESSETH:

                  WHEREAS, the Board of Directors of the Company is of the opinion that the interests of the Company will be advanced by encouraging and enabling those employees of the Company upon whose judgment, initiative and efforts the Company is largely dependent for the successful conduct of the business of the Company, to acquire or increase their proprietary interest in the Company, thus providing them with a more direct stake in its welfare and assuring a closer identification of their interests with those of the Company; and

                  WHEREAS, the Board believes that the acquisition of such an interest in the Company will stimulate such employees and strengthen their desire to remain with the Company;

                  NOW, THEREFORE, in consideration of the premises and of the services to be performed by the Optionee under paragraph 2 hereunder, the Company hereby grants this incentive stock option to the Optionee on the terms hereinafter expressed.

         1. Option Grant. The Company hereby grants to the Optionee an option to purchase a total of _______ shares of Common Stock of the Company at an option exercise price of $ ______ per share, being not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant hereof. This option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986.

         2. Time of Exercise. This option may be exercised (in the manner provided in paragraph 3 hereof) in whole or in part, and from time to time after the date hereof, subject to the following limitations:

                  (a) This option may not be exercised during the first six months from the date hereof. Thereafter, it may be exercised to a maximum extent of 25% of the total shares covered by the option after six months from the date hereof, 50% of the total shares after one year from the date hereof, 75% of the total shares after two years from the date hereof, and 100% of the total shares after three years form the date hereof.

                  (b) This option may not be exercised:

                           (i) more than three months after the termination of
                  the Optionee's employment with the Company for any reason other than death or a termination by the Company for Cause (and then only to the extent the Optionee could have exercised this option on the date of termination); or


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                           (ii) more than one year after the death of the
                  Optionee if the Optionee dies while in the employ of the Company (and then only to the extent the Optionee could have exercised this option on the date of his death); or

                           (iii) more than 10 years from the date hereof;

         whichever shall first occur.

         3. Method of Exercise. This option may be exercised only by notice in writing delivered to the Treasurer of the Company and accompanied by:

                  (a) The full purchase price of the shares purchased payable by a certified or cashier's check payable to the order of the Company and/or certificates of Common Stock of the Company equal in value (based on their Fair Market Value on the date of surrender) to such purchase price or the portion thereof so paid; provided, however, that payment of the exercise price by delivery of shares of Common Stock of the Company then owned by the Optionee may be made only if such payment does not result in a charge to earnings for financial accounting purposes as determined by the Company; and

                  (b) Such other documents or representations (including without limitation representations as to the intention of the Optionee, or the purchaser under paragraph 4 below, to acquire the shares for investment) as the Company may reasonably request in order to comply with securities, tax or other laws then applicable to the exercise of the option.

In the discretion of the Company, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

         4. Non-Transferability, Death. This option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution and is exercisable during the Optionee's lifetime only by him. If the Optionee dies while in the employ of the Company, this option may be exercised during the period described in paragraph 2(b)(iii) (but not later than 10 years from the date hereof) by his estate or the person to whom the option passes by will or the laws of descent and distribution, but only to the extent that the Optionee could have exercised this option on the date of his death.

         5. Registration. The Company shall not be required to issue or deliver any certificate for its Common Stock purchased upon the exercise of this option prior to the admission of such shares to listing on any stock exchange on which shares may at that time be listed. In the event of the exercise of this option with respect to any shares subject hereto, the Company shall make prompt application for such listing. If at any time during the option period the Company shall be advised by its counsel that shares deliverable upon exercise of the option are required to be registered under the Federal Securities Act of 1933, as amended, or that delivery of the shares must be accompanied or preceded by a prospectus meeting the

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requirements of the Act, the Company will use its best efforts to effect such registration or provide such prospectus not later than a reasonable time following each exercise of this option, but delivery of shares by the Company may be deferred until registration is effected or a prospectus available. The Optionee shall have no interest in shares covered by the option until certificates for the shares are listed.

         6. Adjustments. In the event that there is any increase in the number of issued shares of Common Stock of the Company without new consideration to the Company therefor, by reason of stock dividends, stock split-ups or like recapitalizations, the number of shares which may thereafter be purchased under this option shall be increased in the same proportion as said increase in issued shares of Common Stock. In such event, the per share purchase price specified in paragraph 1 above shall be reduced so that the total consideration payable to the Company for the increased number of shares of Common Stock remaining subject to this option shall not be changed by reason of such increase in number of shares.

         In the case of any sale of assets, merger consolidation, combination or other corporate reorganization or restructuring of the Company with or into another corporation which results in the outstanding Common Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof (an "Acquisition"), the Optionee shall have the right thereafter and during the term of this option, to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of shares of Common Stock which might have been obtained upon exercise of the option or portion thereof, as the case may be, immediately prior to the Acquisition.

         The term "Acquisition Consideration" shall mean the kind and amount of securities, cash or other property or any combination thereof receivable in respect of Common Stock, upon consummation of an Acquisition.

         If during the term of this option the shares of Common Stock of the Company shall be combined or be changed into the same or another kind of stock of the Company or into securities of another corporation, whether through recapitalization, reorganization, sale, merger, consolidation, etc., the Company shall cause adequate provision to be made whereby the Optionee shall thereafter be entitled to receive, upon the due exercise of any then unexercised portion of this option, the securities which he would have been entitled to receive for shares of Common Stock acquired through exercise of such portion of the option (regardless of whether or to what extent the option would then have been exercisable) immediately prior to the effective date of such recapitalization, reorganization, sale, merger, consolidation, etc.

         7. Subject to Plan. This option is subject to all of the terms and conditions set forth in the Company's Amended and Restated Incentive Stock Plan (the "Plan"). Any capitalized terms not defined herein shall be subject to the definitions set forth in the Plan.


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         IN WITNESS WHEREOF, the Company has caused this incentive stock option to be executed on the date first above written.

                                  WELLS-GARDNER ELECTRONICS CORPORATION


                                  By:
                                      -----------------------------------------


By:
     ----------------------------
               Accepted

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